STANDARD LEASE AGREEMENT

THIS LEASE AGREEMENT hereinafter known as the "Lease" is made and entered effective as of 1st day of April, 2024, by and between the Landlord known as Warehouse Asset Management LLC., with a mailing address 244 Flightline Drive, in the City of Spring Branch, State of Texas hereinafter known as the "Landlord" and the Tenant(s) known as Coldchain Technology Services LLC., 244 Flightline Drive, Spring Branch, TX, 78070, hereinafter known as the "Tenant(s)" for and in consideration of the covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

PROPERTY. Landlord owns property and improvements located at 244 Flightline Drive, City of Spring Branch, State of Texas (hereinafter referred to as the "Property"). Landlord desires to lease the Property to Tenant upon the terms and conditions contained herein. Tenant desires to lease the Property from Landlord upon the terms and conditions contained herein.

LEASE TERM. This Lease shall commence on 1st day of April 2024, and end on 31st day of December 2029, at 11:59 PM local time (hereinafter referred to as the "Term"). Upon the end of the Term, Tenant shall be required to vacate the Property unless one of the following circumstances occur:

A. Tenant shall have the option to extend the term of this Lease until April 30, 2030, by giving Landlord a written notice of extension on or before March 15, 2029; in the event Tenant gives such notice, this Lease shall be automatically extended until April 30, 2030, on the same terms and conditions.

B. In the event Tenant does not exercise the extension, if Tenant does not vacate the Property on or before April 30, 2029, this Lease shall continue as a month-to-month tenancy. If at any time thereafter, either party desires to terminate the month-to-month tenancy, such party may do so by providing to the other party written notice of intention to terminate at least 60 days prior to the desired date or the minimum time period required by the State, whichever is less. Notices to terminate may be given on any calendar day, irrespective of the commencement date. Rent shall continue at the rate specified in this Lease. All other terms and conditions as outlined in this Lease shall remain in full force and effect.

RENT. During the term of this Lease, as it may be extended, Tenant shall pay to Landlord the sum of $15,425.00 per month calculated as follows: (i) One 26ft Box Truck at $1,200.00 per month for a total of $14,400.00 per year; (ii) Total additional material handling equipment, i.e. forklift, racking systems, conveyor system, and UV tunnel, at $725.00 per month for a total of $8,700.00 per year, and (iii) 10,000 square foot Controlled Room Temperature Operations Facility at $1.35 per square foot per month for a total of $13,500.00 for a total of $162,000.00 per year (hereinafter referred to as "Rent") for the Term of the Lease. The due date for Rent payment shall be the 1st day of each calendar month and shall be considered an advance payment for that month (hereinafter referred to as the "Due Date"). Weekends and holidays do not delay or excuse Tenant's obligation to pay Rent on time.

A. Late Rent. If Rent is not paid within 15 days of the Due Date, the Rent shall be considered past due and a late fee of $250 shall be payable.

B. Returned Checks. In the event that any payment by Tenant is returned for insufficient funds ("NSF") or if Tenant stops payment, Tenant will pay $100 to Landlord for each such check, plus late Rent penalties, as described above, until Landlord has received payment.

C. Order in which Funds are Applied. The Landlord will apply all funds received from Tenant first to any non-rent obligations of Tenant payable hereunder, including late charges, returned check charges, charge-backs for repairs, then to Rent, regardless of any notations on a check.

D. Rent Increases. There will be no rent increases through the first two years of the Term of the Lease. In the third-year rent will increase at the National Cost of Living percentage or 10%, whichever is the leaser number. This cost increase will remain for the term of the lease. If this Lease is renewed automatically on a month-to-month basis, Landlord may increase the rent during the renewal period by providing written notice to Tenant that becomes effective the month following the 10th day after the notice is provided.

E. Utilities, Taxes, and insurance. Shall be at Tenant's cost and expense. Landlord represents and warrants to Tenant that Property is served by all electric, gas, water, and other utilities necessary for the operation of the Property by Tenant for the uses permitted by this Lease.

USE OF PROPERTY. The Property shall be used and occupied solely by Tenant, Tenant's employee's, and Tenant's client base as long as the Tenant representative is present. Tenant shall comply with any and all laws, ordinances, rules, and orders of any and all governmental authorities affecting the cleanliness, use, occupancy, and preservation of the Property.

CONDITION. Tenant stipulates, represents, and warrants that Tenant has examined the Property and that the improvements located on the Property at the time of this Lease are in good order, repair, and in a safe, clean, and tenantable condition.

ASSIGNMENT. Under this Lease: Subletting Not Allowed. Tenant shall not assign this Lease or sublet or grant any license to use the Property or any part thereof without the prior written consent of the Landlord. A consent by Landlord to one such assignment, sub-letting, or license shall not be deemed to be a consent to any subsequent assignment, sub-letting, or license. An assignment, sub-letting, or license without the prior written consent of Landlord or an assignment or subletting by operation of law shall be absolutely null and void and shall, at Landlord's option, terminate this Lease. The foregoing shall not be construed to limit the use of the Property by Tenant's clients, contractors, or other invitees of Tenant for the uses permitted by this Lease.

ALTERATIONS AND IMPROVEMENTS. Tenant shall make no alterations to the building or improvements on the Property or construct any building or make any other improvements on the Property without the

prior written consent of Landlord. Any and all alterations, changes, and/or improvements built, constructed, or placed on the Property by Tenant shall, unless otherwise provided by written agreement between Landlord and Tenant, be and become the property of Landlord and remain on the property at the expiration or earlier termination of this Lease.

INDEMNIFICATION. Landlord shall not be liable for any injury to the Tenant, Tenant's employee's, Tenant's clients, and guests, or to any person entering the Property by or through Tenant and shall not be liable for any damage to the improvements on the Property (except as otherwise provided herein) or to goods or equipment except to the extent caused by the act or omission of Landlord or its agents or contractors. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from any and all claims or assertions of every kind and nature caused by the act or omission of Tenant or its agents or contractors.

DEFAULT. If Landlord breaches this Lease, Tenant may seek any relief provided by law. If Tenant (x) Tenant fails to make any payment of Rent and such failure continues for a period of fifteen (15) days after Landlord notifies Tenant of such failure or (y) fails to comply with any of the material provisions of this Lease, and such failure continues for a period of thirty (30) days or, if such failure cannot be remedied within thirty (30) days, Tenant fails to commence a cure within the thirty (30) day period and diligently prosecute the cure to completion, Landlord may terminate this Lease thirty (30) days after delivery of written notice by Landlord specifying the failure and indicating the intention of Landlord to terminate the Lease by reason thereof. In the event Tenant disputes any amount payable to Landlord hereunder or disputes whether a default has occurred, any such dispute shall be resolved under the paragraph labelled "Disputes" below, provided, Tenant shall be required to pay any amount that is not in dispute.

ABANDONMENT. If at any time during the Term of this Lease Tenant abandons the Property for a period in excess of sixty (60) days and Tenant does not resume use of the Property following thirty (30) days' notice to Landlord, Landlord may, at Landlord's option, obtain possession of the Property in the manner provided by law, and without becoming liable to Tenant for damages or for any payment of any kind whatsoever. The landlord may, at Landlord's discretion, as agent for Tenant, relet the Property, or any part thereof, for the whole or any part of the then unexpired term, and may receive and collect all rent payable by virtue of such reletting, and, at Landlord's option, hold Tenant liable for any difference between the rent that would have been payable under this Lease during the balance of the unexpired term, if this Lease had continued in force, and the net rent for such period realized by Landlord by means of such reletting. If the Landlord's right of reentry is exercised following the abandonment of the Property by Tenant, then Landlord shall consider any personal property belonging to Tenant and left on the Property to also have been abandoned, in which case Landlord may dispose of all such personal property in any manner Landlord shall deem proper and Landlord is hereby relieved of all liability for doing so.

COMPLIANCE WITH LAW. Tenant agrees that during the term of the Lease, to promptly comply with any present and future laws, ordinances, orders, rules, regulations, and requirements of the Federal, State, County, City, and Municipal government or any of their departments, bureaus, boards, commissions, and officials thereof with respect to the Property, or the use or occupancy thereof, whether said compliance shall be ordered or directed to or against the Tenant(s), the Landlord, or both. Notwithstanding the foregoing (i) Tenant shall not be required to remedy any non-compliance with laws that existed on the commencement date of the Term (all of which shall be remedies by Landlord; (ii) Tenant shall not be responsible to remedy any environmental contamination of the Property unless caused by Tenant; and (iii) Tenant shall not be required to make any capital expenditures to comply with this paragraph.

SEVERABILITY. If any provision of this Lease or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease or the application of the provision to other persons, entities, or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

BINDING EFFECT. The covenants, obligations, and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

MODIFICATION. The parties hereby agree that this Lease shall not be modified, changed, altered, or amended in any way except through a written amendment signed by all of the parties hereto.

NOTICE. Any notice required or permitted under this Lease shall be delivered to Tenant at the Property address, and to Landlord at the following address:244 Flightline Drive, Spring Branch, Texas 78070. All notices may be delivered or sent by United States Mail (return receipt requested), by overnight mail or by hand and shall be deemed given upon receipt.

DISPUTES. If a dispute arises during or after the term of this Lease between the Landlord and Tenant(s), they shall agree to hold negotiations amongst themselves, in "good faith", before any litigation.

ENTIRE AGREEMENT. This Lease and, if any, attached documents are the complete agreement between the Landlord and Tenant concerning the Property and the total building facilities. There are no oral agreements, understandings, promises, or representations between the landlord and tenant affecting this Lease. All prior negotiations and understandings, if any, between the parties hereto with respect to the Property and the total building facilities shall be of no force or effect and shall not be used to interpret this Lease.

QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying the Rent and performing the

covenants hereof on the part of Tenant to be performed (beyond the expiration of any applicable notice and cure period) shall and may peaceably and quietly have, hold and enjoy the Property and all related appurtenances, rights and privileges throughout the term hereof without any lawful hindrance by Landlord and any person claiming by, through or under it, except as expressly provided herein.

CASUALTY. In the event all or any portion of the improvements located on the Property are damaged in whole or in part by fire or other casualty, Landlord, at its expense, shall promptly cause such damage to be repaired. Rent shall be abated during any period of repair, based on the portion of the Property that cannot be used by Tenant, provided, if Tenant reasonably determines that the damage cannot be repaired within a ninety (90) day period, Tenant shall have the right to terminate this Lease.

CONDEMNATION. In the event that the entire Property shall be condemned by a proceeding in eminent domain, this Lease shall terminate, and the Rent shall be adjusted to the date of termination. In the event a portion of Property is condemned, this Lease shall terminate as to the portion condemned and Rent shall be appropriately adjusted; provided if Tenant determines that such condemnation shall materially impact the ability of Tenant to use the Property for the uses permitted hereby, Tenant shall have the right to terminate this Lease.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease in multiple originals as of the undersigned date(s).

Landlord's Signature [signature]

Date 3/25/24 Print Name Wayne D. Williams

Tenant's Signature [signature]

Date 25 March 24 Print Name Donna Williams